Exhibit 99.1
SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data as of and for each of the five years in the period ended December 31, 2011, which is derived from the combined financial results of Tesoro Logistics LP Predecessor ("TLLP Predecessor"), our predecessor for accounting purposes, and the consolidated financial results of Tesoro Logistics LP ("TLLP") for the period beginning April 26, 2011, the date TLLP commenced operations. The TLLP Predecessor includes the financial results of the initial net assets contributed by Tesoro Corporation and its subsidiaries ("Tesoro") during the initial public offering through April 25, 2011.

On April 1, 2012, we entered into a transaction (the "Contribution") with Tesoro, Tesoro Refining and Marketing Company ("TRMC"), Tesoro Logistics GP, LLC ("TLGP"), and our subsidiary, Tesoro Logistics Operations LLC ("TLO"), pursuant to which TRMC contributed through TLGP and TLLP to TLO the Martinez Crude Oil Marine Terminal assets (the "Martinez Terminal"). This transaction is a transfer between entities under common control and is accounted for as if the transfer occurred at the beginning of the period presented, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method. Accordingly, the financial information contained herein of the TLLP Predecessor and TLLP have been retrospectively adjusted to include the historical results of the Martinez Terminal for all periods presented. We refer to the historical results of the TLLP Predecessor and the Martinez Terminal collectively as our Predecessors. Our Predecessors did not record revenue for intercompany trucking, terminalling, storage and short-haul pipeline transportation services.

The combined consolidated financial data presented below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our combined consolidated financial statements contained in this Form 8-K.

	Years Ended December 31,
	2011	2010	2009	2008	2007

	(Dollars in thousands, except units and per unit amounts)
Statement of Operations Data:
Total Revenues (a)	$80,946	$23,300	$22,659	$24,487	$23,897
Net Income (Loss)	19,399	(32,117)	(29,990)	(26,654)	(26,672)
Less: Loss attributable to Predecessors	(15,169)	(32,117)	(29,990)	(26,654)	(26,672)
Net income attributable to partners	34,568	—	—	—	—
General partner's interest in net income	692	—	—	—	—
Common unitholders' interest in net income	16,938	—	—	—	—
Subordinated unitholders' interest in net income	16,938	—	—	—	—
Net income per limited partner unit:
Common (basic and diluted)	$1.11
Subordinated - Tesoro (basic and diluted)	$1.11
Weighted average limited partner units outstanding:
Common units - basic	15,254,890
Common units - diluted	15,282,366
Subordinated units - Tesoro (basic and diluted)	15,254,890
Cash distribution per unit	$0.9573
Balance Sheet Data:
Current Assets	$30,817	$3,971	$3,160	$2,912	$3,526
Net Property, Plant and Equipment	174,089	165,569	172,105	173,842	166,415
Total Assets	207,978	169,656	175,265	176,754	169,941
Total Liabilities, excluding debt	15,979	12,228	11,462	17,815	12,856
Total Debt	50,000	—	—	—	—
Total Equity	141,999	157,428	163,803	158,939	157,085
Cash Flows From (Used In):
Operating activities	$28,478	$(21,031)	$(20,945)	$(9,892)	$(15,341)
Investing activities	(13,765)	(4,711)	(13,909)	(18,616)	(34,541)
Financing activities	3,613	25,742	34,854	28,508	49,882
Increase in cash and cash equivalents	$18,326	$—	$—	$—	$—
Capital Expenditures:
Maintenance (b)	$6,925	$4,100	$4,361	$10,408	$4,389
Expansion	10,418	367	5,922	10,762	29,627
Total Capital Expenditures	$17,343	$4,467	$10,283	$21,170	$34,016
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(a)	Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services.

(b)	Maintenance capital expenditures include expenditures required to maintain equipment, reliability, tankage and pipeline integrity and safety and to address environmental regulations.

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